Exhibit 10.18

Ortho Clinical Diagnostics

06/30/2020

Joseph M. Busky

18718 Meadowgrass Drive

Lindenhurst, IL 60046

Dear Joseph:

I am pleased to confirm the offer to join Ortho-Clinical Diagnostics, Inc. (“The Company”) as Chief Financial Officer- US- Raritan, NJ. This is a Full time, exempt position. Pending satisfactory completion of the Company’s pre-employment requirements explained below, your anticipated start date is 07/07/2020.

We are confident you will find your new role to be one in which you can make significant contributions to the Company. This offer and your employment relationship with the Company, of course, will be subject to the terms and conditions of this letter, as well as to the Company’s standard personnel policies, rules and practices. Please also be advised that the main business address and telephone number for Ortho Clinical Diagnostics are 1001 Route 202, Raritan, NJ 08869 and (908) 218-8000.

The following further represents our offer to you:

Compensation

Your initial annualized base salary, which will be paid bi-weekly unless otherwise determined by state or local law, will be $500,000.00. You will receive your earned compensation at the employee address Ortho has on file for you or via a direct deposit account you establish during onboarding. An exempt position means you are paid for the job you perform and not by the hour. Your salary will compensate you for all the hours you work. Accordingly, you will not be eligible to earn or be paid overtime pay.

Performance-Based Pay

The Company maintains highly competitive, performance-based compensation programs intended to provide you with an incentive to achieve annual targeted results. Under current guidelines, your position makes you eligible for an annual, Performance-Based Pay (PBP) award which rewards performance throughout a calendar/performance year. PBP awards are provided at the Company’s discretion, based on performance, and on an individual basis. If your date of hire is on or before September 30th of this year, you will be eligible for these awards for the current performance year, based upon performance and according to our proration schedule. If your date of hire is on or after October 1st of this year, you will first be eligible for these awards in the next performance year. You must be an active employee at the time of the PBP’s payment date to be eligible to receive the award payment.

For your new position, the PBP target is 60% of your base salary.

Ortho Clinical Diagnostics | 1001 US-202 Raritan, New Jersey, United States 08869

Ortho Clinical Diagnostics

The amount of compensation levels is at management’s sole discretion and is contingent upon your individual performance, the performance of the Company, the performance criteria defined by the Company’s compensation plans, and your length of service during the performance year for which it is being granted. Compensation levels and incentive plans are subject to change at the Company’s discretion. All compensation and benefits referred to in this letter are subject to your continued employment and satisfactory job performance, conduct and attendance. All salary, PBP awards, bonuses, allowances, and other forms of compensation referred to in this letter will be considered normal income and will be subject to applicable Federal, State and Local income taxes, withholdings and deductions.

Long Term Incentive Plan

As soon as reasonably practicable following your start date, you will be granted an option (the “Options”) to purchase 250,000 ordinary shares of the Company, pursuant to the terms of the Company’s 2014 Equity Incentive Plan (the “Equity Plan”) and a separate stock option agreement (the “Option Agreement”). The per share exercise price of the Options is expected to be $20 per share, but will not be less than the fair market value of the shares on the date of grant. The Options will be subject to the terms of the Equity Plan and Option Agreement and, as will be set forth more fully in the Option Agreement, generally will vest (subject to continued employment on the applicable vesting date) as follows:

•	50% of the Options will vest in three (3) equal annual installments, subject to acceleration upon a liquidity event; and

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50% of the Options will vest at such time as the Company’s stock price reaches $32.50 (subject to adjustment for stock splits, etc.) and the Company’s principal shareholders have received cash proceeds from their investment in the Company equal to 2 times their invested capital, subject to acceleration upon a liquidity event if relevant performance targets are attained.

Relocation & Relocation Stipend

As part of this offer, you agree to relocate to the New Jersey area within no later than six (6) months of hire. In accordance with your relocation, you will receive a total relocation stipend of $80,000, subject to all applicable taxes, to be paid out over four (4) equal installments, conditioned on your being employed by the Company as of the applicable payment date. You will receive the first payment of $20,000, subject to all applicable taxes, approximately six (6) months post hire, and will receive three (3) additional payments of equal value payable approximately every six (6 months), such that the total payable relocation stipend is $80,000, subject to all applicable taxes.

In the event that you resign from your employment, or your employment is terminated for cause within one year after your receipt of each relocation stipend, you will be required to repay the applicable relocation stipends in full within 30 days of such resignation or termination.

Vacation

You are entitled to five (5) Weeks of vacation. This year your total vacation and floating holiday entitlement will be based on your start date and will be pro-rated according to the Company’s current vacation and holiday policy. The granting of floating holidays is at management’s sole discretion and is announced annually. You will accrue vacation benefits upon hire at an accrual rate calculated based on your work schedule (i.e. the number of hours you work weekly).

Ortho Clinical Diagnostics | 1001 US-202 Raritan, New Jersey, United States 08869

Ortho Clinical Diagnostics

Benefits

Our flexible benefits program includes medical, dental, life, and accident coverage for employees and qualified dependents, for which coverage begins on the first day of employment. In addition, the Company has a 401K Savings Plan that employees may choose to participate in. Eligibility and coverage are determined and governed exclusively by the underlying plan documents. A Benefits Summary will be provided separately.

Invitation to Self-Identify

As a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973, the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998, we are required to extend to applicants a post-offer invitation to self-identify as a Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998. Providing this information is voluntary and will be kept confidential in accordance with the law. Choosing not to provide it will not have an adverse impact on employment. This information will be used only in accordance with our equal employment opportunity policy.

Employee Dispute Resolution Program

The Company administers an Employee Dispute Resolution Program as the exclusive means for attempting to resolve disputes during or after employment between employees and the Company. In accepting this position, you agree to process any employment-related claims against the Company or its employees through this program.

At-Will Employment

This offer is for “at-will” employment with the Company. The Company also maintains an employment-at-will relationship with its employees. This means that both you and the Company retain the right to terminate this employment relationship at any time, with or without notice, and for any reason or no reason not contrary to law.

Offer Requirements

This offer and your subsequent employment are contingent upon your accurately and satisfactorily completing and submitting all requested information and agreeing to and meeting all necessary requirements for employment. Failure to do so can render this offer or any employment begun null and void, and result in the Company not hiring you or terminating any employment already started.

This offer is contingent upon satisfactory results of the following:

•	Background check

•	Pre-placement health evaluation and drug screen

•	Reference checks if applicable

This offer is also contingent upon satisfactory completion and submission of the following:

•	Background Check Release Forms: You will receive a “Request for Pre-Employment Screening” e-mail notification regarding your background check, which you must complete online.

Ortho Clinical Diagnostics | 1001 US-202 Raritan, New Jersey, United States 08869

Ortho Clinical Diagnostics

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Work Authorization (I-9 Documentation): Employers must verify the employment eligibility and identity of all new employees. In accordance with the Immigration Reform and Control Act, you must provide the Company with appropriate work authorization documents by or on your first day of employment.

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Employee Secrecy, Intellectual Property, Non-Competition & Non-Solicitation Agreement: You will be required to review and accept the Company’s Employee Secrecy, Intellectual Property, Non-Competition and Non-Solicitation Agreement. In addition to requiring you to enter into the Agreement, we expect you to keep confidential and not disclose or use in your employment with us any trade secrets or confidential information you have obtained from your present or previous employer(s). This agreement is being delivered to your Candidate Home Page with this offer, and requires your signature.

This offer letter constitutes our complete offer. Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid, authorized, or binding on the Company.

Please note that we may review, adjust, modify, or suspend Company policies, compensation or benefit plans, and any other programs for business reasons at any time. Your eligibility will be determined per the standard terms and eligibility requirements of the policies, plans, and programs in effect at that time.

We are pleased to offer you this position, and we are looking forward to your joining Ortho-Clinical Diagnostics, Inc. Please signify your acceptance of this offer of employment by signing this offer by 06/30/2020. If you have any questions concerning this offer, please feel free to give me a call at 732-947-2601.

Sincerely,

/s/ Gary Passman
Gary Passman, on behalf of Ortho-Clinical Diagnostics, Inc.

Acknowledged and Accepted:

/s/ Joseph M. Busky
Joseph M. Busky

Date: 7/7/20

Ortho Clinical Diagnostics | 1001 US-202 Raritan, New Jersey, United States 08869